Press Release

Investor Contact: Ahmed Pasha 703-682-6451
Media Contact: Amy Ackerman 703-682-6399

AES Announces Settlement of Outstanding Receivables at Maritza in Bulgaria; Reaffirms its Full Year 2016 Guidance

ARLINGTON, Va. April 27, 2016 – The AES Corporation (NYSE: AES) announced that one of its subsidiaries, AES 3C Maritza East I (Maritza) in Bulgaria, has received €309 million ($350 million) in outstanding receivables from NEK, the state-owned wholesale power company. This payment was related to the amendment to Maritza’s Power Purchase Agreement (PPA) signed in August 2015. Maritza will use the majority of the proceeds to pay the local coal mine that supplies the plant, as well as repay the lenders of the plant’s non-recourse debt.

“As a direct result of the steps taken by the Government of Bulgaria to strengthen the financial position of NEK, Maritza has received full payment of its outstanding receivables,” said Andrés Gluski, AES President and Chief Executive Officer. “Maritza is one of the most reliable and cleanest coal-fired plants in Europe, using only domestically sourced fuel. By meeting all of its contractual obligations, Bulgaria is sending a very positive sign to all foreign investors in the country.”

Under the amendment, both parties agreed to make certain changes to the PPA, including reducing the capacity payment to Maritza by 14 percent through 2026, the PPA term. In exchange, NEK agreed to pay Maritza its full outstanding receivables. These terms were previously incorporated in the Company’s 2016 guidance and 2017-2018 expectations.

“The resolution at Maritza is another step in our efforts to improve the stability of our financial results,” said Tom O’Flynn, AES Executive Vice President and Chief Financial Officer. “With our progress to-date and our outlook for the remainder of 2016, we remain on track to deliver on our financial and strategic objectives.”

The Company also announced that it is reaffirming its 2016 guidance for all metrics. However, the Company expects its first quarter 2016 Adjusted EPS results to be significantly below first quarter 2015 Adjusted EPS of $0.25, which was 20% of full year 2015 Adjusted EPS. First quarter 2016 Adjusted EPS was impacted by a higher adjusted effective tax rate, primarily as a result of the enactment of income tax reforms in Chile, as anticipated and previously included in its guidance. The Company continues to expect its full year 2016 tax rate to be 31% to 33%. First quarter 2016 results were also impacted by the devaluation of foreign currencies in Latin America and Europe. The Company is therefore reaffirming its full year 2016 Adjusted EPS guidance range of $0.95 to $1.05.

The Company expects its first quarter 2016 Proportional Free Cash Flow results to be largely in line with its first quarter 2015 Proportional Free Cash Flow of $265 million, which was 21% of full year 2015 Proportional Free Cash Flow. The Company is reaffirming its full year 2016 Proportional Free Cash Flow guidance range of $1,000 to $1,350 million. The Company is continuing to review its first quarter 2016 results and will provide an update on its earnings call scheduled for Monday, May 9, 2016.

About AES

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 17 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 21,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2015 revenues were $15 billion and we own and manage $37 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2015 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2015 Annual Report on Form 10-K dated on or about February 23, 2016 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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